UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 2054

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2008

SRS LABS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-21123	33-0714264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2909 Daimler Street Santa Ana, California		92705
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 442-1070

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.              Other Events

On September 30, 2008, SRS Labs, Inc. (the “Company”) issued a press release announcing its intention to terminate and withdraw its previously announced Offer to Purchase for Cash up to $10 million in value of shares of its common stock as a result of the Company’s receipt (prior to the Expiration Time) of an unsolicited inbound offer to purchase all of the Company’s common stock.  A copy of the press release related to this matter is being filed as Exhibit 99.1 to this Form 8-K and it is incorporated by reference in its entirety.

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase or a solicitation of an offer to sell shares of SRS common stock.  The solicitation of offers to buy shares of SRS common stock will only be made pursuant to the Offer to Purchase dated August 29, 2008 (as may be amended or supplemented), the related letter of transmittal, and other related documents that SRS is sending to its stockholders.  The tender offer materials contain important information that should be read carefully before any decision is made with respect to the tender offer.  All of the materials (and all other offer documents filed with the SEC) will be available at no charge on the SEC’s website at www.sec.gov and from the information agent, Laurel Hill Advisory Group, LLC.

Item 9.01.                                        Financial Statements and Exhibits.

(a)                                  Not Applicable.

(b)                                 Not Applicable.

(c)                                  Not Applicable.

(d)                                 Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release of SRS Labs, Inc. dated September 30, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2008	SRS LABS, INC., a Delaware corporation
(Registrant)

	By:	/s/ THOMAS C.K. YUEN
Thomas C.K. Yuen Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release of SRS Labs, Inc. dated September 30, 2008